Exhibit 99.1

Contact:
Robin G. Seim	Omnicell, Inc.
Chief Financial Officer	1201 Charleston Road
800-850-6664, ext. 6478	Mountain View, CA 94043
robs@omnicell.com

For Immediate Release

Omnicell Announces Pricing of Public Offering of 3,900,000 Shares of Common Stock

MOUNTAIN VIEW, Calif. — May 23, 2007 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety technology, announced today the pricing of an underwritten public offering of 3,900,000 shares of its common stock at a public offering price of $21.50 per share. Omnicell has granted the underwriters a 30-day option to purchase up to an additional 585,000 shares of common stock to cover over-allotments, if any.

All of the shares are being offered by Omnicell. Merrill Lynch & Co. is the sole book-running manager of this offering, with Piper Jaffray & Co., First Albany Capital Inc. and Caris & Company, Inc. acting as co-managers of this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, (212) 449 - 1000.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy smart inventory carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catheter lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our proposed offering of shares of our common stock. These statements involve certain risks and uncertainties, including those discussed in our Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission on July 23, 2004, our Annual Report on Form 10-K for the year ended December 31, 2006 and in other reports filed by Omnicell, Inc. with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, market conditions and other conditions to closing of the proposed offering. We are providing this information as of May 23, 2007. Omnicell undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.